EXHIBIT 4.4

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Dated ___ December 2017

YANDEX N.V.

and

PJSC “SBERBANK OF RUSSIA”

and

YANDEX.MARKET B.V.

SUBSCRIPTION AGREEMENT

in relation to shares in the capital of Yandex.Market B.V.

Linklaters CIS Paveletskaya sq. 2, bld. 2 Moscow 115054

Telephone: (+7) 495 797 9797
Facsimile: (+7) 495 797 9798

Ref. L-263619

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Table of Contents

Contents		Page
1	Interpretation	2
2	Subscription	16
3	Consideration	17
4	Conditions	17
5	Pre-Closing	19
6	Closing	27
7	Leakage	28
8	Warranties	30
9	Indemnities	32
10	Limitation of Liability	32
11	Claims	36
12	Confidentiality	37
13	Other Provisions	38

i

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Subscription Agreement

This Agreement is executed on ___ December 2017 among:

(1)        Yandex N.V.,  a public limited liability company incorporated under the laws of the Netherlands (naamloze vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 27265167 (“YNV”);

(2)       Sberbank of Russia, a public joint stock company incorporated under the laws of the Russian Federation whose registered office is at 19 Vavilova St., 117997 Moscow, Russia and registered with the Unified State Register of Legal Entities under number 1027700132195 (“Sberbank”); and

(3)        Yandex.Market B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 66115582 (the “Company”),

Each a “Party” and together the “Parties”.

Whereas:

(A)       As at the date of this Agreement, YNV owns (directly and indirectly) ** (as defined below) representing approx. ** of the entire issued share capital of the Company, and Stichting (as defined below) owns ** representing approx. ** of the entire issued share capital of the Company.  Immediately prior to Closing (as defined below), YNV will directly own ** and YM Stichting (as defined below) will directly own **, in aggregate representing 100 per cent. of the entire issued share capital of the Company.

(B)       The Company desires to issue to Sberbank the Subscription Shares (as defined below) (representing the same number of Shares as will be owned by YNV immediately prior to Closing) and Sberbank desires to subscribe for and acquire the Subscription Shares on the terms and subject to the conditions set out in this Agreement (the “Investment”).

(C)       YNV and Sberbank have agreed that the pre-Investment valuation of the Group is ** and that the consideration payable for the Subscription Shares subject to the conditions set out in this Agreement shall be equal to RUB 30,000,000,000.

(D)       YNV and Sberbank wish to develop the Company as more fully set out in the Shareholders’ Agreement (as defined below).

(E)       Sberbank, YNV and the Company have further agreed that, prior to Closing, the Company shall issue the Stichting Shares (as defined below) representing ** of the entire issued share capital of the Company (on a fully diluted basis immediately following Closing) to YM Stichting (as defined below) in order to incentivise certain employees of the Group in accordance with the terms of the Shareholders’ Agreement (as defined below) and the Incentive Programme (as defined below).

(F)       Immediately following completion of the Investment, each of YNV and Sberbank will own an equal number of Shares  (each representing ** of the entire issued share capital of the Company) and YM Stichting will own the Stichting Shares (representing ** of the entire issued share capital of the Company on a fully diluted basis).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

It is agreed as follows:

1         Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1      Definitions

“**” has the meaning given in Clause 5.8.1;

“Accounts” means the audited consolidated and combined accounts of the Group, comprising a balance sheet, an income statement and a cash flow statement, prepared in accordance with US GAAP as at, and for the year ending on, the Accounts Date as attached in Part A of Schedule 10;

“Accounts Date” means 31 December 2016;

“Affiliate” means, in relation to any person, any other person directly or indirectly Controlling, Controlled by or under common Control with, such person, provided that the Central Bank of the Russian Federation shall not be deemed to be an Affiliate of Sberbank (or the Sberbank Nominee) (and vice versa);

“Agreed Costs” has the meaning given in Clause 13.7;

“Agreed Form” means, in relation to a document, such document in the terms agreed between Sberbank and YNV and initialled for identification by or on behalf of each of Sberbank and YNV;

“Ancillary Agreements” means,  collectively,  the Key Ancillary Agreements and the Other Ancillary Agreements;

“Anti-Corruption Law” means:

(i)         the Federal Law of the Russian Federation No. 273-FZ of 25 December 2008 “On Counteracting Corruption”;

(ii)        Art. 204 (Bribery in a Profit-making Organisation), Art. 290 (Bribe-Taking), Art. 291 (Bribe-Giving) and Art. 291.1 (Mediation in Bribery) of the Criminal Code of the Russian Federation;

(iii)       Art. 19.28 (Unlawful Remuneration on Behalf of a Legal Entity) of the Code of Administrative Offences of the Russian Federation;

(iv)       the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(v)        the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998;

(vi)       the Bribery Act 2010; and

(vii)      any Applicable Law which:

(a)        prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(b)        is broadly equivalent to (ii) or (vi) above or was intended to enact the provisions of the OECD Convention described in (iv)  above or which has as its objective the prevention of corruption;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Antimonopoly Consents” means the unconditional approvals (or conditional, but subject to such conditions which are reasonably satisfactory to the Party seeking the relevant approval) by any Competition Authority in any jurisdiction which are required in connection with the implementation of the Investment on the terms set out in this Agreement and other Transaction Documents;

“Applicable Law” means any law, statute, order, decree, decision,  licence, permit, consent, approval, agreement or regulation of any Governmental Authority (including, for the avoidance of doubt, any Tax Authority) having jurisdiction over the matter or person in question, or other legislative or administrative action of a Governmental Authority, or a final, binding, or executive decree, injunction, judgment or order of a court that affects, and has the authority to affect, the matter or person in question;

“Articles of Association” means the articles of association (statuten) of the Company from time to time;

“Auditor” means AO KPMG or any other member of KPMG International Cooperative;

“Business”  has the meaning given in the Shareholders’ Agreement;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Moscow, the Russian Federation or Amsterdam, the Netherlands;

“Business IPR” has the meaning given in paragraph 6.1 of Schedule 7;

“Business IT” has the meaning given in paragraph 6.1 of Schedule 7;

“Claim” means a claim against YNV for breach of or under this Agreement;

“Closing”  means the completion of the subscription and acquisition by Sberbank (or the Sberbank Nominee, as appropriate) of the Subscription Shares pursuant to this Agreement and the Deed of Issuance;

“Closing Date” means the date on which Closing takes place;

“Company’s Bank Account” means a bank account in Russian Rubles in ** with the following details: **;

 “Competition Authority” has the meaning given in paragraph 11.1 of Schedule 7;

“Competition Law” has the meaning given in paragraph 11.1 of Schedule 7;

“Competitive Proposal” means, subject to any carve-outs that YNV and Sberbank may agree in writing, any offer or proposal contemplating or otherwise relating to any of the following transactions (other than the Investment): **

“Confidentiality Agreement” means the confidentiality agreement dated 19 September 2016 between Sberbank and YNV;

“Consideration” has the meaning given in Clause 3.1;

“Control” (including, with correlative meaning, the terms “Controlling” and “Controlled by”) means, as applied to any person, the power of another person to:

(i)         exercise, directly or indirectly, more than 50 per cent. of the votes at any general meeting (or equivalent) of such person;

(ii)        appoint or elect the sole executive body or more than 50 per cent. of the members to the board of directors, management board or any other collegial management body of such person; or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(iii)       directly or indirectly direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such person, provided that Sberbank shall not be deemed to have Control over any of Sberbank’s borrowers or any of their Affiliates by operation of this item (iii);

“Data Protection Legislation” has the meaning given in paragraph 6.1 of Schedule 7;

“Data Sharing Agreements” means, collectively, the YNV Data Sharing Agreement and the Sberbank Data Sharing Agreement;

“Deed of Amendment” means the deed of amendment in relation to the Articles of Association reflecting the terms and provisions of the Shareholders’ Agreement,  to be agreed between YNV and Sberbank prior to, and which will become effective as from, the Closing Date;

“Deed of Issuance” means the notarial deed of issuance in respect of the issuance of the Subscription Shares to Sberbank (or the Sberbank Nominee, as appropriate) substantially in the form attached in Schedule 8Error! Reference source not found.;

“Designated Products” means any counterfeit goods and products, defective products that caused bodily injury or death and any products, the offering or selling of which through the Platform is prohibited under Applicable Law;

“Digital Assets” means «Digital assets» Limited, a limited liability company incorporated under the laws of the Russian Federation whose registered office is at 19 Vavilova St., 117997 Moscow, Russia and registered with the Unified State Register of Legal Entities under number 5157746082160;

“Disclosed” means:

(i)         in respect of YNV’s Warranties given as of the date of this Agreement under Clause 8.1.1,  fairly disclosed in or under the Initial Disclosure Letter or in the Disclosure Bundle; and

(ii)        in respect of YNV’s Warranties given as at Closing under Clause 8.1.2, fairly disclosed in or under the Initial Disclosure Letter or in the Disclosure Bundle and the Supplementary Disclosure Letter (or in the Disclosure Bundle appended thereto), if any, provided that, in the case of any matter disclosed in or under the Supplementary Disclosure Letter (or in the Disclosure Bundle appended thereto), such matter is a Permitted Supplementary Disclosure, in each case, with sufficient detail to enable a reasonable investor to assess the nature and the scope of the matter disclosed,  and “Disclosure” has the corresponding meaning;

“Disclosure Bundle” means, in respect of each of the Initial Disclosure Letter and the Supplementary Disclosure Letter, the bundle of documents agreed between Sberbank and YNV, in the case of the Initial Disclosure Letter, prior to the signing of this Agreement or, in the case of the Supplementary Disclosure Letter, no later than five Business Days prior to Closing and provided to Sberbank (or the Sberbank Nominee, as appropriate) (either electronically stored in permanent form on a CD-ROM, DVD-ROM or in hard copy form) as an annex to the Initial Disclosure Letter or the Supplementary Disclosure Letter, as the case may be;

“Disclosure Letters” means the Initial Disclosure Letter and the Supplementary Disclosure Letter;

“Dispute” has the meaning given in Clause 13.13.1;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“DR” means a depositary receipt (certificaten van aandelen) that may be issued by YM Stichting in respect of the Stichting Shares held by YM Stichting, each representing **;

“Employees” means the employees of the Group Companies, and “Employee” means any one of them;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal, usufruct, attachment (beslag)  or other third party right or security interest of any kind, or an agreement, arrangement or obligation to create any of the foregoing;

“Environment” and  “Environmental Law” have the meanings given to them in paragraph 10.1 of Schedule 7;

“Existing SHA” means the Shareholders’ Agreement dated 7 October 2016 relating to the Company between YNV, the Company, Stichting and certain holders of depositary receipts;

“Expert” means any “big four” accounting firm (Deloitte Touche Tohmatsu, EY, KPMG, PricewaterhouseCoopers, or any successor in title to any of their respective valuation businesses) (other than the auditor of the Group as may change from time to time);

“FAS” means the Federal Antimonopoly Service of the Russian Federation;

“Financial Debt” means, in respect of any person, all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, factoring, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements, the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;

“First Exercise Period” has the meaning given in Clause 5.8.2(i);

“General Meeting” means the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company (being, depending on the context, either the physical meeting of shareholders or the corporate body consisting of shareholders);

“Governmental Authority” means any national, supranational, federal, regional, state, municipal or local government, or governmental, administrative, fiscal, judicial or government-owned body, department, commission, authority, court, tribunal, agency or entity, or central bank or other competent authority, or any municipal, local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality, subdivision or other municipal or local authority thereof that is exercising any regulatory, customs, taxing or importing,  or other local governmental authority acting on behalf of the government in compliance with the rights granted thereto under Applicable Law and binding on the person in question;

“Group” means the Group Companies, taken as a whole;

“Group Companies” means the Company, Yandex.Market and Yandex.Market Lab, and “Group Company” means any one of them;

“Hazardous Substances” has the meaning given to it in paragraph 10.1 of Schedule 7;

“Incentive Programme” means the equity incentive programme for the employees of the Group (the term sheet of which is set out in Schedule 18);

“Indemnity Claim”  means a  Claim against YNV for breach of or under Clause 9;

“Information Technology” has the meaning given in paragraph 6.1 of Schedule 7;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Initial Disclosure Letter” means the letter from YNV to Sberbank (or the Sberbank Nominee, as appropriate) dated on the same date as this Agreement and counter-signed by Sberbank (or the Sberbank Nominee, as appropriate);

“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos or get-up, patents, supplementary protection certificates, rights in inventions, plant variety rights, registered and unregistered design rights, copyrights, semiconductor topography rights, database rights, rights in domain names, and all other similar rights in any part of the world (including in Know-how), including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Investment” has the meaning given to it in Recital (B);

“Key Ancillary Agreements”  means each of the following agreements (the term sheets setting key terms of each such agreement are set out in Schedule 17):

(i)         Technology Agreement;

(ii)        Brand Licence Agreement between Yandex.Market and Yandex LLC;

(iii)       Sberbank Promotion Agreement; and

(iv)       Data Sharing Agreements;

“Know-how” means industrial and commercial information and techniques, in each case in any form not in the public domain, and including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“LCIA” has the meaning given in Clause 13.13.1;

“Leakage” means:

(i)         any dividend or distribution declared, paid or made, or agreed to be paid or made, by any Group Company to YNV or any member of the YNV Group (other than a Group Company);

(ii)        any payments made or agreed to be made or any assets transferred or agreed to be transferred by or on behalf of any Group Company to YNV or any member of the YNV Group (other than a Group Company) or any person connected with any member of the YNV Group;

(iii)       any liabilities assumed, indemnified or incurred, or agreed to be assumed, indemnified or incurred (including under any guarantee, indemnity or other security), by or on behalf of any Group Company to or for the benefit of YNV or any member of the YNV Group (other than a Group Company) or any person connected with any member of the YNV Group;

(iv)       the waiver or agreement to waive by or on behalf of any Group Company of any claim, debt or liability owed to that Group Company by YNV or any member of the YNV Group (other than a Group Company) or any person connected with any member of the YNV Group);

(v)        **

(vi)       **

(vii)      **

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(viii)     any costs (other than purely internal costs) incurred or agreed to be incurred by any Group Company in connection with the preparation, negotiation and entry into any Transaction Document and the issuance of the Subscription Shares, other than the Agreed Costs;  and

(ix)        **

but does not include any Permitted Leakage;

“Locked Box Accounts” means the draft management accounts of the Group comprising the draft consolidated balance sheet, the draft consolidated income statement and the draft cash flow statement relating to the Group, prepared in accordance with US GAAP, as at, and for the period of six months ended on, the Locked Box Date, as attached in Part B of Schedule 10;

“Locked Box Date” means 30 June 2017;

“Long Stop Time” has the meaning given in Clause 4.3.4;

“Loss” means any loss, liability, cost (including reasonable and properly documented legal costs and attorneys’,  experts’ and consultants’ fees but excluding any internal costs and expenses), charge, expense, action, proceeding, claim and demand (and any Tax in respect of any of the foregoing),  but excluding any indirect or consequential loss,  or punitive or exemplary damages (whether direct or indirect);

“Lost Purchased Relief” means:

(i)         the setting off against any profits or any Taxation of, or the reduction of any profits or any Taxation by, all or part of any Relief to the extent that it has been shown as an asset or taken into account in reducing a provision for deferred tax in the Locked Box Accounts, in either case where a valid claim could have been made against YNV under this Agreement in respect of such profits or Taxation in which case the amount of the Lost Purchased Relief shall be deemed to be the amount of Tax that would have been payable in the absence of such set off or reduction; or

(ii)        the cancellation, loss or non-availability of all or part of a Relief to the extent that it has been shown as an asset or reduced a liability in the Locked Box Accounts, and the amount of the Lost Purchased Relief shall be deemed to be the amount of Tax payable as a result of that Relief being so cancelled, lost, or which is unavailable, or the amount of that Relief (when it is a right to a repayment of Tax) that could otherwise have been obtained;

“MA Comparable Line Items” means the following line items:

(i)         revenue;

(ii)        income from operations;

(iii)       net income;

(iv)       accounts payable and accrued liability;

(v)        short-term debt; and

(vi)       long-term debt;

“Management Accounts” means the unaudited management accounts of the Group comprising the unaudited consolidated balance sheet, the unaudited consolidated income statement and the unaudited cash flow statement relating to the Group,  prepared in accordance with US GAAP, as

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

at, and for the period of six months ended on, 30 June 2017,  and supplemented by a statement by KPMG confirming their review of such unaudited management accounts of the Group;

“Management Accounts Assumptions” means each of the following:

(i)         none of the MA Comparable Line Items in the Management Accounts deviates adversely from the corresponding MA Comparable Line Item in the Locked Box Accounts by ten per cent. (10%) or more;

(ii)        the scope of the Auditor’s work in relation to reviewing the Management Accounts and the basis on which the Management Accounts were prepared are as set out in Schedule 14;

(iii)        the statement of the Auditor with respect to the Management Accounts contains (a) an unqualified and unmodified Review Confirmation Statement; (b) no qualifications in relation to material or fundamental limitation of scope; (c) no matters of emphasis, save for any Permitted Matters of Emphasis; and (d) no disclaimer of the review statement; and

(iv)       no material contingent liabilities are described in the notes to the Management Accounts;

“Material Adverse Effect”  means any material adverse change in, or effect on, the business, assets, liabilities or condition (financial or otherwise) and/or results of operations of any Group Company, including any of the following:

(i)         the web-access infrastructure of the Platform on the server-side being available for less than ** of time slots during any ** due to an action or inaction of any Group Company.  For the purposes of this paragraph (i):

(a)        web-access infrastructure of the Platform on the server-side is considered to be “available”  in case of a  success rate of ** or more in relation to actions of access to user interface, search and redirection modules during a time slot; and

(b)        a “time slot” is **;

(ii)        reduction in the Group's monthly revenues and/or consolidated gross merchandise value of ** or more since the date of this Agreement (determined by comparing such consolidated gross merchandise value and/or revenues in respect of any calendar month ending after the date of this Agreement with such consolidated revenues in the equivalent calendar month of the immediately preceding year);

(iii)       the departure or resignation from any Group Company of any five or more of the Senior Employees (save for CEO and CFO of Yandex.Market), save where each such departed Senior Employee has been replaced by a  substitute reasonably acceptable to Sberbank (or the Sberbank Nominee, as applicable);

(iv)       the departure or resignation of CEO of Yandex.Market or CFO of Yandex.Market, save where each such departed person has been replaced by a substitute approved by Sberbank (or the Sberbank Nominee, as applicable),  provided that Sberbank (or the Sberbank Nominee, as applicable) shall act in good faith while rejecting any proposed substitute;

(v)        any decision of any Governmental Authority that has the effect of making the Investment unlawful or otherwise prohibits the completion of the Investment on the terms and conditions envisaged by the Transaction Documents; and

(vi)       any decision of any Governmental Authority that would prohibit or materially restrict the further operations of any Group Company after Closing,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

save, in each case (but other than in relation to items  (iv), (v) and (vi)),  to the extent the same arises directly from any matter (a) Disclosed in or under the Initial Disclosure Letter, (b) affecting or likely to affect generally all companies carrying on similar businesses in countries in which the Group carries on business (save to the extent any such matter that disproportionally affects the Group),  (c) related to general economic conditions in countries in which the Group carries on business, including interest rates or the state of the securities or capital markets, (d) arising as a consequence of earthquakes, acts of war, armed hostilities or terrorism or any material escalation thereof;  (e) arising as a result of changes in applicable accounting principles; or (f)  arising as a result of the transactions contemplated by the Transaction Documents and the announcement and completion of such transactions;

“Material Contract” means any agreement or arrangement under which any Group Company may incur any expenditure of ** or more per annum;

“Material IT Contract” means a contract pursuant to which any Group Company uses Business IT;

“Material Licence” has the meaning given in paragraph 6.1 of Schedule 7;

“Material Warranties” means the YNV’s Warranties set out in paragraphs 2.1.1,  2.1.2,  2.3,  2.4.1 and 2.4.2 (Accounts), 4.1 and 4.3 (Related Party Arrangements),  6.2.1,  6.2.2(ii),  6.2.2(iii),  6.2.6,  6.2.7,  6.2.10,  6.3.1 and 6.4.1 (Intellectual Property Rights and Information Technology) of Schedule 7, and a “Material Warranty” means any one of them;

“Merchant” means any legal entity or sole entrepreneur to which any Russian Company provides access to the Platform for the purposes of offering and/or selling physical and digital goods and services to customers;

“New Charters” means the new charter of each of Yandex.Market and Yandex.Market Lab, reflecting the terms and provisions of the Shareholders’ Agreement (to the extent applicable to such Group Companies), to be agreed between YNV and Sberbank prior to the Closing Date;

“Notary” means any civil law notary of Van Doorne N.V. or such civil law notary’s deputy or successor;

“Option Agreements”  means ** and such other option agreements (in the form reasonably acceptable to YNV and Sberbank) as may be entered into by the Company and employees of the Group, and an “Option Agreement” means any of them;

“Ordinary Course of Business” means the ordinary course of the normal business of a Group Company, but (without limitation) a Tax Effect or Relief does not arise in the Ordinary Course of Business if:

(i)         it arises as a result of a Group Company being treated for Taxation purposes as the branch, agency or permanent establishment of a person other than another Group Company;

(ii)        it arises in relation to a Transaction, a main purpose of which is the avoidance of tax;

(iii)       it arises in relation to a Transaction by reason of the fact that, if the Parties to the Transaction had been dealing at arm’s length, the Transaction either would not have been entered into or would have been entered into on different terms;

(iv)       it is Taxation which a Group Company has failed duly to deduct, charge, recover or account for;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(v)        it arises in relation to a Transaction with any party which are recognised by the Tax Authority as a bad faith counterparty;  or

(vi)       it is penalties or interest arising as a result of the late or incorrect performance of any administrative, filing, payment or assessment obligations which relate to Taxation required by law or regulation;

“Other Ancillary Agreements”  means each of the following agreements:

(i)         Server Equipment Lease Agreement between Yandex.Market Lab and Yandex LLC and Server Equipment Sublease Agreement between Yandex.Market and Yandex Cloud Technologies LLC;

(ii)        Office Premises Sublease Agreement No. 10124071 between Yandex.Market and Yandex LLC and Office Premises Sublease Agreement No. 10124057 between Yandex.Market Lab and Yandex LLC;

(iii)       Back-Office Agreement No. YaM-2405-16 between Yandex.Market and Yandex LLC and Back-Office Agreement No. YaML-1003-16 between Yandex.Market Lab and Yandex LLC;

(iv)       Sberbank Financial Services Agreement;  and

(v)        Distribution Agreement No. 10106393 between Yandex.Market and Yandex LLC;

“Owned IPR” means all Intellectual Property Rights owned by any Group Company;

“Owned Registered IPR”  means any Owned IPR that is registered or the subject of applications for registration;

“Permitted Leakage” means any matter set out in Schedule 6;

“Permitted Matters of Emphasis” means any one or more of the following matters of emphasis:

(i)         that financial statements are combined carve-out financial statements;

(ii)        that the Group is or may be dependent on the YNV Group;

(iii)       in relation to general Russian market operational environment; and

(iv)       any other matters that are reasonably satisfactory to Sberbank; for the avoidance of doubt, any matter of emphasis in relation to (x) “going concern uncertainty” with respect to operations of the Group, (y) “tax standing” of the Group, or (z) accounting disagreement between management and the Auditor, shall not be deemed to be reasonably satisfactory to Sberbank unless expressly waived by Sberbank;

“Permitted Supplementary Disclosure” has the meaning given in Clause 8.4.1;

“Platform” means an online search and information tool for physical goods and services with a possibility to order physical goods and services in certain online shops operated by the Group through https://market.yandex.ru/,  https://market.yandex.by and https://market.yandex.kz;  “Private Placement” has the meaning given in the Shareholders’ Agreement;

“Properties” means the properties set out in Schedule 2, and “Property” means any one of them;

“Related Party Agreements” means the agreements set out in Schedule 4, and a “Related Party Agreement” means any one of them;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Relevant Change of Law” means any decision of any court or tribunal after Closing that changes the law or practice generally understood to apply to the matter giving rise to the Tax Effect or that reverses an earlier decision of any court or tribunal in that jurisdiction in relation to which no Group Company was a party or any change (including any retrospective change), after Closing, in the law (including subordinate legislation) or in the generally published interpretation or practice of any Tax Authority or in financial reporting or accounting standards or practice coming into force after Closing;

“Relevant Percentage” means **;

“Relief” includes any right to repayment of Taxation from a Tax Authority and any relief, loss, allowance, set-off or credit in respect of Taxation and any deduction in computing or against profits for Taxation purposes;

“Reorganisation” means the reorganisation by way of spin-off (выделение)  of Yandex.Market from Yandex LLC completed on 24 May 2016;

“Representative” means, with respect to any person, any officer, manager, director, employee, agent, attorney, accountant or advisor of such person;

“Review Confirmation Statement” means the following (or substantially the same) statement made by the Auditor with respect to the Management Accounts: “Based on our review(s), we are not aware of any material modifications that should be made to the Management Accounts for them to be in accordance with US GAAP”;

“Rospatent” means the Federal Service of the Intellectual Property of the Russian Federation;

“Rules” has the meaning given in Clause 13.13.1;

“Russian Companies” means Yandex.Market and Yandex.Market Lab, and a “Russian Company” means any one of them;

“Sanctions Authority” means: (i) the US Government; (ii) the United Nations; (iii) the European Union; (iv) the Netherlands;  and (v) the respective Governmental Authorities of any of the foregoing, including the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce and the US Department of State;

“Sanctions” means:

(i)         any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures administered, enacted or enforced by any Sanctions Authority, as interpreted by such Sanctions Authority from time to time; or

(ii)        any other law, enabling legislation, executive order or regulation in relation to paragraph (i) of this definition;

“Sberbank Data Sharing Agreement” means the Data Sharing Agreement between Sberbank (and/or its Affiliates) and the Yandex.Market to be entered into on or around the date of Closing;

“Sberbank Financial Services Agreement” means the Financial Services Agreement between Sberbank (and/or its Affiliates) and Yandex.Market (and/or its Affiliates) to be entered into on or around the date of Closing;

“Sberbank Nominee” has the meaning given in Clause 2.1.4;

“Sberbank Promotion Agreement” means the Sberbank Promotion Agreement between Sberbank (and/or its Affiliates) and Yandex.Market (and/or its Affiliates) to be entered into on or around the date of Closing;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Sberbank’s Guarantee” means the Deed of Guarantee and Undertaking to be executed by YNV, Sberbank and the Company in respect of the Sberbank Promotion Agreement and the Sberbank Data Sharing Agreement in the form set out in Schedule 16;

“Sberbank’s Group” means Sberbank and any companies directly or indirectly Controlled by Sberbank from time to time;

“Sberbank’s Relief” means the Relevant Percentage of:

(i)         any Relief to the extent that it has been shown as an asset or taken into account in reducing a provision for deferred tax in the Locked Box Accounts;

(ii)        any Relief to the extent that it arises in the Ordinary Course of Business between the Locked Box Date and Closing;  or

(iii)       any Relief to the extent that it arises to a Group Company in respect of a period beginning after Closing; or in respect of a Transaction (including for the avoidance of doubt any Relevant Change of Law) occurring or deemed to have occurred after Closing;

“Senior Employees” means the persons listed in Schedule 12 and a “Senior Employee” means any one of them;

“Shares”  means any shares of any class in the issued share capital of the Company from time to time;

“Shareholders’ Agreement” means the shareholders’ agreement in relation to the Company to be entered into between the Company, YNV, Sberbank (or the Sberbank Nominee, as appropriate) and YM Stichting at Closing, in the form attached in Schedule 13;

“Stichting”  means Stichting Yandex Equity Incentive, a foundation formed under the laws of the Netherlands whose registered office is at Schiphol (the Netherlands) and its business office is at Schiphol Boulevard 165, 118 BG Schiphol (the Netherlands), and which is registered with the trade register of the Chamber of Commerce under number 57035504;

“Stichting Shares” means ** to be issued prior to Closing to, and held by, YM Stichting in accordance with this Agreement and the Incentive Programme;

“Subscription Shares”  has the meaning given in Clause 2.1.1(i);

“Supplementary Disclosure Letter” has the meaning given in Clause 8.4.1;

“Surviving Clauses” means Clauses 1,  10,  11,  12 and 13.2 to 13.15, and “Surviving Clause” means any one of them;

“Taxation” or “Tax” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise, and shall further include payments to a Tax Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against, or attributable directly or primarily to, a Group Company or any other person and all penalties and interest relating thereto;

“Tax Authority” means any Governmental Authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation, in any jurisdiction;

“Tax Claim” means a Claim against YNV for breach of paragraph 14 of Schedule 7 or under the Tax Indemnity;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Tax Effect”  means:

(i)         actual Taxation payable or suffered by the relevant Group Company; and

(ii)        a Lost Purchased Relief;

“Tax Indemnity” means the indemnity relating to Tax set out in Schedule 9;

“Technology Agreement” means the agreement between Yandex LLC (as service provider) and Yandex.Market (as principal) in respect of provision of certain technology and promotion services and grant of certain software licences, to be entered into on or around the date of Closing;

“Termination Ancillary Agreements” means agreements particulars of which are set out in Part B of Schedule 4;

“Terms of Administration” means the terms of administration adopted by YM Stichting;

“Title or Capacity Warranties” means the warranties set out in paragraphs 1.1, 16 and 17 of Schedule 7,  and “Title or Capacity Warranty” means any one of them;

“Transaction” includes any transaction, circumstance, state of affairs, act, event, arrangement, provision or omission of whatever nature;

“Transaction Documents” means this Agreement, the Disclosure Letters,  the Shareholders’ Agreement, the Deed of Issuance, each Ancillary Agreement, the YNV’s Guarantee, the Sberbank’s Guarantee and all documents entered into pursuant to any of these documents,  and a  “Transaction Document” means any one of them;

“Transfer Domain Names” means the following domain names: pricelabs.ru, pricelab.ru, price-labs.ru, price-lab.ru, podberi.ru, metabar.ru,  notaclaim.ru, nota-claim.ru and yandex-sovetnik.com;

“Transfer Software” means “Crowdsourcing system of Internet analytics” software (Part of Advisor Software («Советник»)), further details of which are set out in section 6.2.3 of Appendix 1 to the Initial Disclosure Letter;

“Used IPR” has the meaning given in paragraph 6.1 of Schedule 7;

“US GAAP” means accounting principles generally accepted in the United States of America;

“VAT” means, within the European Union,  such Taxation as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and, outside the European, Union any similar Taxation levied by reference to added value or sales;

“Yandex Europe B.V.” means Yandex Europe B.V., a private company incorporated under the laws of the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 51515539, having its registered address at: Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands;

“Yandex.Market” means limited liability company Yandex.Market, particulars of which are set out in paragraph 2 in Schedule 1;

“Yandex.Market Lab” means limited liability company Yandex.Market Lab, particulars of which are set out in paragraph 3  in Schedule 1;

“Yandex LLC” means limited liability company Yandex whose registered office is at 16 Lva Tolstogo Street, Moscow, Russia and registered with the Unified State Register of Legal Entities under number 1027700229193;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“YM Stichting” means Stichting Yandex.Market Equity Incentive, a foundation to be formed under the laws of the Netherlands solely for the purpose of holding the Stichting Shares and issuing DRs pursuant to the Incentive Programme;

“YM Stichting Articles” means the deed of incorporation, including the articles of association, of YM Stichting;

“YNV Data Sharing Agreement” means the Data Sharing Agreement between Yandex LLC and Yandex.Market to be entered into on or around the date of Closing;

“YNV Group” means YNV and any companies directly or indirectly Controlled by YNV from time to time;

“YNV’s Guarantee” means the Deed of Guarantee and Undertaking to be executed by YNV, Sberbank and the Company in respect of each of the YNV Ancillary Agreements (as defined in the Shareholders’ Agreement),  in the form set out in Schedule 15;

“YNV’s Warranties” means the warranties given by YNV pursuant to Clause 8 and Schedule 7 and  a  “YNV’s Warranty” means any one of them; and

“YNV Warranty Claim” means a Claim against YNV for a  breach of any YNV’s Warranty (other than any Title or Capacity Warranty, any Material Warranty or any YNV’s Warranty set out in paragraph 14 of Schedule 7).

1.2       Modification etc. of statutes

References to a statute or statutory provision include:

1.2.1       that statute or provision as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement;

1.2.2       any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or statutory provision has directly or indirectly replaced; and

1.2.3       any subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement,

except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of YNV under this Agreement.

1.3       Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4       References to subsidiaries and holding companies

The words “holding company” and “subsidiary” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.

1.5       References to persons

References to a person include a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association, partnership, organisation, foundation, trust, works council or employee representative body (in

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

each case, whether or not having separate legal personality) or unincorporated association (whether or not having separate legal personality).

1.6       Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7       Headings

Headings shall be ignored in interpreting this Agreement.

1.8       Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.9       Information

References to books and records mean books and records in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.10     Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.11     Non-limiting effect of words

The rule known as the eiusdem generis rule, and similar rules of interpretation, shall not apply, and, accordingly, the words “other” and “otherwise” shall not be given a restrictive meaning (where a wide interpretation is possible); and the words “including”, “include”, “in particular” and words of similar effect are to be construed as being by way of illustration or emphasis only, and are not to be construed as, nor shall they take effect as, limiting the general effect of the words that precede them.

1.12     Currency Conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing for the Relevant Date. For the purposes of this Clause 1.12:

“Conversion Rate” means the official established exchange rate established by the Central Bank of the Russian Federation for the Relevant Date or, if no such rate is established for that date, for the immediately preceding date for which such rate is established; and

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)         for the purposes of Clause 5, the date of the relevant transaction;

(ii)        for the purposes of Clause 10 and Schedule 7, the date at which the relevant YNV’s Warranty is expressed to be true and accurate; and

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(iii)        for the purposes of Clause 3.2, the Closing Date.

1.13     Interpretation

The Parties acknowledge and agree that this Agreement has been jointly drafted by the Parties, and, accordingly,  the contra proferentem rule (or any similar rule of interpretation) shall not be applied against any Party.

1.14     Connected persons

A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 1122 of CTA 2010.

2         Subscription

2.1.1       In consideration of the mutual obligations and undertakings set out herein and in other Transaction Documents and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows on  the terms and subject to the conditions of this Agreement:

(i)         YNV undertakes to cause the Company to increase its issued share capital on the Closing Date by means of the issuance to Sberbank (or the Sberbank Nominee, as appropriate) of a total number of ** (the “Subscription Shares”),  and Sberbank hereby undertakes to fully subscribe for, purchase and accept (or procure that Sberbank Nominee fully subscribes for, purchases and accepts) all of the Subscription Shares on the Closing Date; and

(ii)        in consideration of the issuance by the Company of the Subscription Shares to Sberbank (or the Sberbank Nominee, as the case may be),  Sberbank (or the Sberbank Nominee, as the case may be) shall pay to the Company the Consideration as set out in Clause 3.

2.1.2       On the Closing Date, the Subscription Shares shall be issued by the Company to Sberbank (or the Sberbank Nominee, as the case may be) free from all Encumbrances and together with all rights attached thereto, including the right to participate in all dividends, distributions or any return of capital declared, made or paid with effect from the Closing Date by the Company with respect to such Subscription Shares.

2.1.3       YNV hereby irrevocably waives, and, to the extent required, agrees to irrevocably waive, any pre-emptive right to subscribe for the Subscription Shares  that it would otherwise have under the Articles of Association,  Applicable Law or otherwise in respect of the issuance of any Subscription Shares.

2.1.4       Sberbank may, not less than ** before the Closing Date, nominate Digital Assets (or another Affiliate of Sberbank reasonably acceptable to YNV) by notice in writing to YNV to make the Investment (the “Sberbank Nominee”), in which event:

(i)         the payment by such Sberbank Nominee of any amount payable by Sberbank under or pursuant to this Agreement shall give good discharge of the Sberbank's obligation to pay such amount; and

(ii)        Sberbank shall procure that the Sberbank Nominee shall perform the relevant obligations of Sberbank at Closing pursuant to Clause 6.2 (and such performance shall give good discharge of such obligations).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

3         Consideration

3.1       Amount

The consideration for the Subscription Shares under this Agreement shall be,  subject to adjustment in accordance with Clause 3.2, an amount in cash equal to RUB30,000,000,000 (the “Consideration”).

3.2       Adjustment for Leakage

If any Leakage between the Locked Box Date and Closing is notified pursuant to Clause 6.5 or Clause 7.3 or comes to the attention of Sberbank (or the Sberbank Nominee, as applicable) on or prior to Closing, subject to YNV agreeing that Leakage has occurred and agreeing the amount of the particular Leakage, the Consideration shall be reduced by an amount of such Leakage such that the payment of the reduced Consideration shall be an absolute discharge of Sberbank’s obligation (or Sberbank Nominee’s obligation, as appropriate) to pay the Consideration to the Company on Closing pursuant to Clause 6.3.

3.3       Payment of Consideration

The Consideration, as adjusted pursuant to Clause 3.2, shall be paid in accordance with Clause 6.3.

3.4       Reduction of Consideration

If any payment is made by YNV to any of the Company or Sberbank (or the Sberbank Nominee, as appropriate) in respect of any Claim for Leakage or for any breach of this Agreement or pursuant to an indemnity or covenant to pay under this Agreement, the payment shall, to the extent permitted by Applicable Law, be made by way of a reduction to the Consideration.

4         Conditions

4.1       Conditions Precedent

The subscription for the Subscription Shares is conditional upon satisfaction or waiver (where applicable) of the following conditions, or their satisfaction subject only to Closing:

4.1.1       Sberbank having obtained an unconditional approval of the Central Bank of the Russian Federation in relation to the Investment in accordance with the Regulation of the Central Bank of the Russian Federation No. 290-P dated 4 July 2006;

4.1.2       [intentionally ommitted]

4.1.3       the Management Accounts having been delivered to Sberbank (or the Sberbank Nominee, as applicable) and each of the Management Accounts Assumptions having been satisfied;

4.1.4       YNV having acquired ** held by Yandex Europe B.V. and ** held by Stichting, in each case, at a  nominal value and without any outstanding liability to the Group Companies, and all Shares having been converted into Class A Shares;

4.1.5       YNV having cured all relevant breaches of this Agreement in accordance with Clause 5.3.2;

4.1.6       FAS having issued a decision that the restrictions specified in clauses 28 and 29 of the Shareholders’ Agreement comply with the Russian antimonopoly legislation;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

4.1.7       no new Sanctions being introduced after the date of this Agreement and remaining in effect against Sberbank and,  subject to nomination of the Sberbank Nominee under Clause 2.1.4, the relevant Sberbank Nominee which prohibit YNV or the Company from consummating the Investment (for the avoidance of doubt, the Parties acknowledge that any Sanctions against Sberbank (and Digital Assets) existing as of the date of this Agreement would not prohibit YNV and the Company from consummating the Investment);

4.1.8       the Existing SHA having been terminated by the relevant parties thereto without any further costs or liabilities for any Group Company;

4.1.9       the Ancillary Agreements being in the Agreed Form;

4.1.10     the Incentive Programme,  the Terms of Administration and the YM Stichting Articles being in the Agreed Form;

4.1.11     Stichting Shares having been issued to YM Stichting in accordance with the Incentive Programme and other applicable documents and the CEO and/or CFO having acquired DRs for cash and on terms agreed by YNV and Sberbank;

4.1.12     all Antimonopoly Consents having been obtained by Sberbank and/or the other Parties (in each case, to the extent applicable);

4.1.13     the five-year strategic business plan for the Group in relation to the period from Closing ** being in the Agreed Form (such business plan to replace in its entirety the initial business plan attached as Schedule 5 to the Shareholders’ Agreement); and

4.1.14     the format of the monthly unaudited consolidated management accounts of the Group (prepared in accordance with IFRS) referred to in clause 6.2.1(vi) of the Shareholders’ Agreement being in the Agreed Form.

4.2       Responsibility for Satisfaction

4.2.1       Each of YNV and the Company shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clause 4.1.3, and each of YNV and the Company shall procure the satisfaction of the conditions set out in Clauses  4.1.4 to 4.1.5 (inclusive), 4.1.8 and, following satisfaction of the condition set out in Clause 4.1.10,  Clause 4.1.11,  in each case as soon as reasonably possible after the date of this Agreement. Sberbank shall use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1.1 as soon as reasonably possible after the date of this Agreement.

4.2.2       Each of YNV and Sberbank (or the Sberbank Nominee, as applicable) shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses  4.1.6,  4.1.9,  4.1.10,  4.1.12 to 4.1.14 (inclusive) as soon as reasonably possible after the date of this Agreement.

4.2.3       Without prejudice to Clause 4.2.1 and 4.2.2, YNV and Sberbank agree that all requests and enquiries from the other Party or any Governmental Authority which relate to the satisfaction of the conditions set out in Clauses  4.1.1,  4.1.6 and 4.1.12 shall be dealt with by YNV and Sberbank in consultation with each other, and YNV and Sberbank (or the Sberbank Nominee, as applicable) shall, and YNV shall procure that the Company shall, promptly co-operate with, and provide all necessary information and assistance reasonably required by,  the other Party or such Governmental Authority upon being requested to do so by the other.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

4.2.4       The Party responsible for satisfaction of each condition pursuant to Clause 4.2 shall give notice to the other Parties of the satisfaction of the relevant conditions within two (2) Business Days of becoming aware of the same.

4.3       Non-Satisfaction/Waiver

4.3.1       Sberbank (or the Sberbank Nominee, as applicable) may at any time waive, in whole or in part and conditionally or unconditionally, the conditions set out in Clauses  4.1.3 to 4.1.5 (inclusive),  4.1.8,  4.1.9 (solely in respect of (x) the YNV Ancillary Agreements (as defined in the Shareholders’ Agreement) and/or (y) the Sberbank Financial Services Agreement),  4.1.11 and 4.1.14 by notice in writing to YNV.

4.3.2       YNV may at any time waive, in whole or in part and conditionally or unconditionally, the condition set out in Clause 4.1.7 or 4.1.9 (solely in respect of the Sberbank Ancillary Agreements (as defined in the Shareholders’ Agreement) other than the Sberbank Financial Services Agreement) by notice in writing to Sberbank (or the Sberbank Nominee, as applicable).

4.3.3       YNV and Sberbank (or the Sberbank Nominee, as applicable) may at any time jointly waive any of the conditions set out in Clauses 4.1.1,  4.1.6,  4.1.10,  4.1.12,  and 4.1.13.

4.3.4       If any of the conditions in Clause 4.1 is not satisfied or waived by 5pm (CET) on 15 April 2018  (the “Long Stop Time”),  Sberbank (or the Sberbank Nominee, as applicable) or YNV may, in its sole discretion, terminate this Agreement by written notice to the other Parties, and no Party shall have any claim against any other Parties under it, save for any claim arising from breach of any obligation contained in Clause 4.2,  provided that, if, and only if, at the Long Stop Time,  all of the conditions in Clause 4.1 (other than the condition(s) in Clause 4.1.1 or 4.1.12)  and those conditions that, by their nature, are to be satisfied at the Closing Date) shall have been satisfied or waived by the relevant Parties, then:

(i)         the Long Stop Time shall automatically be extended one time (but no more than one time) by a period of thirty (30)  calendar days (and all references to the Long Stop Time herein shall be as so extended); and

(ii)        the right to terminate this Agreement pursuant to this Clause 4.3.4 shall not be available to any Party during that period.

5          Pre-Closing

5.1      YNV’s and Company’s Obligations in Relation to the Conduct of Business

5.1.1       YNV undertakes to procure that between the date of this Agreement and Closing, other than as expressly permitted by this Agreement or required by Applicable Law, each Group Company shall carry on its business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement and in compliance with the Applicable Law in all material respects, save in so far as agreed in writing by Sberbank (or the Sberbank Nominee, as applicable)  (subject to Clauses  5.1.3 to 5.1.5,  such consent not to be unreasonably withheld, conditioned or delayed).

5.1.2       Without prejudice to the generality of Clause 5.1.1,  YNV undertakes to procure that, between the date of this Agreement and Closing, each Group Company shall not, except (a) as expressly permitted by this Agreement or required by Applicable Law, (b) with the prior written consent of Sberbank (or the Sberbank Nominee, as applicable)  (subject to Clauses  5.1.3 to 5.1.5,  such consent not to be unreasonably withheld, conditioned or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

delayed) or (c) as and only to the extent specifically and expressly set forth in Schedule 3:

(i)         enter into,  or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure in excess of **;

(ii)        enter into, or exercise an option in relation to, or amend any agreement or incur any commitment which is not in the ordinary and usual course of business;

(iii)       acquire, or agree to acquire, any material asset or enter into or amend any agreement or incur any commitment to do so, involving consideration, expenditure or liabilities in excess of **;

(iv)       dispose of, or agree to dispose of, any asset having book or market value (whichever is higher) of **;

(v)        acquire, or agree to acquire, any shares, participatory interest or other interest in any company, partnership or other legal entity;

(vi)       incur any Financial Debt;

(vii)      create, allot or issue any share capital or loan capital,  or any other securities convertible into or exchangeable for any similar equity interests in any Group Company or any option to subscribe for the same, except for in connection with an Option Agreement;

(viii)     take any action or omission which would have the effect of decreasing or increasing the charter capital of any Russian Company, or grant any option or any other right to a third party to subscribe for or otherwise acquire any participatory interest in the charter capital of any Russian Company;

(ix)       declare, make or pay any dividend or other distribution to shareholders or participants;

(x)        make any loan to any person (other than another Group Company), save for (a) the granting of any trade credit in the ordinary and usual course of business, and (b) providing any loans to any Employee in the ordinary and usual course of business and consistent with the past practice, provided that such loans shall not exceed **;

(xi)       amend the Articles of Association and/or the charters of the Russian Companies;

(xii)      institute or settle any legal proceedings having a value or likely value in excess of **;

(xiii)     amend, to any material extent and in a manner adverse to any Group Company, any of the terms on which services are supplied to third parties;

(xiv)     amend, terminate, assign, transfer or grant a waiver under any Related Party Agreements other than as set out in Part C of Schedule 4;

(xv)      enter into any agreement or arrangement with any member of the YNV Group or any directors or officers of any member of the YNV Group other than any such agreement or arrangement (or a series of agreements or arrangements) which (a) is in the ordinary and usual course of business, (b) is on arm’s length terms, and (c) involves total consideration, expenditure or liabilities of no more than **; provided that the total value of all such agreements and arrangements shall in no event exceed ** in aggregate;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(xvi)     save as required by Applicable Law:

(a)      make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of (x) any Senior Employee; or (y) any Employee in circumstances which are likely to increase in aggregate the total staff costs, including social security and other staff-related charges, of the Group by more than **, other than pursuant to the terms of an Option Agreement;

(b)      provide, or agree to provide,  (x) any gratuitous payment or benefit to any Senior Employee or any of his or her dependants other than pursuant to the terms of an Option Agreement, and (y) any gratuitous payment or benefit in excess of ** to any Employee or any of his or her dependants;

(c)      terminate the employment of any Senior Employee or induce any Senior Employee to resign their employment with the relevant Group Company;

(d)      engage, appoint or assign (whether by internal transfer or otherwise) any individual who, following such engagement, appointment or assignment, would be fulfilling the role, or covering the position, of a Senior Employee; or

(e)      grant,  or agree to grant,  any equity-linked awards and options under any share incentive, share option, profit sharing  or other similar share or equity, based incentive arrangements, including the Incentive Programme, to any Employee,  other than so granting, or agreeing to grant,  under the terms of an Option Agreement;

(xvii)    grant, modify or terminate any rights to,  or enter into any agreement relating to Intellectual Property Rights owned or used by, any Group Company, other than granting, modifying or terminating:

(a)      any non-exclusive licence in respect of any software in the ordinary and usual course of business; or

(b)      any “shrink wrapped”, “click wrapped” or other third party software commercially available off the shelf,  or do or omit to do anything to jeopardise the validity or enforceability of any Intellectual Property Rights of any Group Company, including the non-payment of any application, search, maintenance or other official fees;

(xviii)    amend or terminate any Material Contract, save for any non-material amendments;

(xix)     (a) enter into any guarantee, indemnity or other agreement, in each case, to secure any obligation of a third party or (b) create any Encumbrance over any of its assets, save for in connection with any trade credit in favour of a Group Company in the ordinary and usual course of business;

(xx)      make any change to its accounting practices or policies;

(xxi)     change its business (including any change in the model of interaction or relations with the Merchants or customers), enter into a material new line of business or commence any operations in a jurisdiction in which the Group does not conduct operations as at the date of this Agreement, in each case save for any changes set out in Schedule 3;

(xxii)

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(a)      make any material change to any of its methods, policies, principles or practices of Tax accounting or methods of reporting or claiming income, losses or deductions for Tax purposes;

(b)      enter into any material agreement with any Tax Authority, or terminate or rescind any material agreement with a Tax Authority that is in effect on the date of this Agreement;

(c)      make or amend any material claim, election or option relating to Taxation; or

(d)      amend any Tax return in any material respect,

in each case to the extent that any of the foregoing could reasonably be expected to increase Tax liabilities of, or reduce the availability of Sberbank’s Reliefs to, the Group Company (in aggregate) following Closing; or

(xxiii)    change its residence for tax purposes or establish a permanent establishment in a jurisdiction in which it did not previously have such an establishment.

5.1.3       Any request of YNV for consent under this Clause 5.1 shall include reasonably sufficient information regarding the reasons, details and potential implications of the action(s) to be taken as available and known to YNV at the time to enable Sberbank (or the Sberbank Nominee, as applicable) to make an informed decision.

5.1.4       Sberbank designates ** and ** as persons with whom YNV ** and ** as persons any of whom is entitled to request a  consent for the purposes of this Clause 5.1. Each Party may replace any of its designated persons with another person at any time and from time to time by notice in writing to the other relevant Party. Any communication between such persons shall be valid if such communication is made in writing at the contact details set out above (as may be amended by the relevant Party's notice). For the purposes of this Clause 5.1, communication via e-mail shall satisfy the requirement for such notice to be in writing.

5.1.5       If, within ** following the date on which Sberbank received YNV’s request in accordance with this Clause 5.1, YNV has not received a response from Sberbank refusing to grant its consent on any matter set out in Clauses 5.1.2(i) to 5.1.2(iv),  5.1.2(vi),  5.1.2(x),  5.1.2(xiv),  5.1.2(xv),  5.1.2(xvii) to 5.1.2(xix), such consent of Sberbank shall be deemed to have been granted.  If, within seven (7) Business Days following the date on which Sberbank received YNV’s request in accordance with this Clause 5.1, YNV has not received a response from Sberbank granting its consent on any matter set out in Clauses 5.1.2(v),  5.1.2(vii) to 5.1.2(ix),  5.1.2(xi) to 5.1.2(xiii),  5.1.2(xvi),  and 5.1.2(xx) to 5.1.2(xxiii), such consent of Sberbank shall be deemed to have been declined.

5.2       Other YNV Obligations Prior to Closing

Without prejudice to the generality of Clause 5.1.1 and subject to Applicable Law, prior to Closing,  YNV shall, and shall procure that the Group Companies shall:

5.2.1       allow Sberbank (or the Sberbank Nominee, as applicable) and its agents,  at all reasonable times during normal business hours and upon reasonable advance notice, access to the personnel of each Group Company,  books, records and documents of or relating to the Group (and, to the extent reasonably required, to take copies of such

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

books, records and documents, subject to obligation to return or destroy such copies if Closing does not occur);

5.2.2       as soon as reasonably practicable,  respond to any reasonable request for documents or other information in relation to the Group by Sberbank  (or the Sberbank Nominee, as applicable);

5.2.3       as soon as reasonably practicable and to the extent permitted by Applicable Law,  deliver to Sberbank (or the Sberbank Nominee, as applicable) copies of all correspondence between a Group Company and any Governmental Authority or such Group Company's auditors; and

5.2.4       as soon as reasonably practicable,  notify Sberbank (or the Sberbank Nominee, as applicable) of a Group Company's receipt of any notice of resignation or termination of employment given by any Senior Employee.

5.3       Termination – Material Breach, Material Supplementary Disclosure

5.3.1       Without prejudice to Sberbank’s right (or the Sberbank Nominee’s right, as appropriate) to claim damages or other compensation, if, at any time prior to Closing:

(i)         YNV is in material breach of any provisions of Clause 5.1 or 5.2;

(ii)        Sberbank (or the Sberbank Nominee, as applicable) becomes aware of any matter, event or circumstance which (a) represents a material breach of any YNV’s Warranty given by YNV as of the date of this Agreement under Clause 8.1.1 and/or (b) would (if unremedied at Closing) represent a material breach of any YNV’s Warranty given by YNV at Closing under Clause 8.1.2;  and/or

(iii)       any matter, event or circumstance Disclosed in the Supplementary Disclosure Letter, if it had not been Disclosed, would (if unremedied at Closing) represent a material breach of any YNV’s Warranty given by YNV at Closing under Clause 8.1.2, and, in any of such cases, the breach, matter, event or circumstance, if capable of remedy, is not remedied by or on behalf of YNV:

(a)        within ** of notice from Sberbank (or the Sberbank Nominee, as applicable) to YNV identifying such breach, matter, event or circumstance and requiring its remedy; or

(b)        if earlier, on or before the date first scheduled for Closing in accordance with Clause 6.1 (whether or not Sberbank (or the Sberbank Nominee, as applicable) has notified YNV under Clause 5.3.1(a)), then Sberbank (or the Sberbank Nominee, as appropriate) shall be entitled, at any time prior to Closing, to terminate this Agreement (other than the Surviving Clauses) by notice to YNV and the Company.

5.3.2       Without prejudice to Sberbank’s right (or the Sberbank Nominee’s right, as appropriate) to claim damages or other compensation, if, at any time prior to Closing:

(i)         YNV is in breach (other than a material breach) of any provisions of Clause 5.1 or 5.2;

(ii)        Sberbank (or the Sberbank Nominee, as applicable) becomes aware of any matter, event or circumstance which (a) represents a breach (other than a material breach) of any YNV’s Warranty given by YNV as of the date of this

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Agreement under Clause 8.1.1 and/or (b) would (if unremedied at Closing) represent a breach (other than a material breach) of any YNV’s Warranty given by YNV at Closing under Clause 8.1.2; and/or

(iii)       any matter, event or circumstance Disclosed in the Supplementary Disclosure Letter, if it had not been Disclosed, would (if unremedied at Closing) represent a breach (other than a material breach) of any YNV’s Warranty given by YNV at Closing under Clause 8.1.2,

YNV shall take all reasonable steps to cure the relevant breach (at YNV’s cost) as soon as reasonably practicable, and Sberbank (or the Sberbank Nominee, as applicable) shall not be entitled to terminate this Agreement due to such breach (other than pursuant to Clause 4.3.4) or required to proceed to Closing unless and until such breach has been cured by YNV to the reasonable satisfaction of Sberbank (or the Sberbank Nominee, as applicable).

5.3.3       For the purposes of Clauses  5.3.1 and 5.3.2, “material breach” means:

(i)         in respect of Clauses  5.3.1(i) and 5.3.2(i),  (a) any breach of Clause 5.1.2(vii),  5.1.2(ix),  5.1.2(xiv) or 5.1.2(xv) or (b)  a breach (or series of breaches arising from substantially identical facts or circumstances) of any restriction(s) in Clauses  5.1 and 5.2 for which the liability of YNV, if Sberbank (or the Sberbank Nominee, as appropriate) were to bring a Claim(s) (assuming for these purposes that Sberbank (or the Sberbank Nominee, as applicable) did not have any right of termination under this Agreement and Closing was effected notwithstanding the breach(es)), could reasonably be expected to exceed **;  and

(ii)        in respect of Clauses 5.3.1(ii),  5.3.1(iii),  5.3.2(ii) and 5.3.2(iii), a breach (or series of breaches arising from substantially identical facts or circumstances) of any YNV’s Warranty for which the liability of YNV, if Sberbank (or the Sberbank Nominee, as appropriate) were to bring a Claim(s) for a breach of any such YNV’s Warranty (assuming for these purposes that Sberbank (or the Sberbank Nominee, as applicable) did not have any right of termination under this Agreement and Closing was effected notwithstanding the breach(es)), could reasonably be expected to exceed **.

5.4      Termination –  Material Adverse Effect

Without prejudice to Clause 5.3, if, prior to Closing, any event, change or circumstance shall occur or arise which has, or would reasonably be expected to have, a Material Adverse Effect, Sberbank (or the Sberbank Nominee, as appropriate) shall be entitled, prior to Closing, by notice in writing to YNV and the Company, to terminate this Agreement (other than the Surviving Clauses).

5.5      Termination by YNV

Without prejudice to YNV’s right to claim damages or other compensation, if, at any time prior to Closing, new Sanctions are introduced and remain in effect against Sberbank or the Sberbank Nominee which prohibit YNV or the Company from consummating the Investment,  YNV shall be entitled, prior to Closing, by notice in writing to Sberbank (or the Sberbank Nominee as appropriate),  to terminate this Agreement (other than the Surviving Clauses). For the avoidance of doubt, the Parties acknowledge that any Sanctions against Sberbank (or Digital Assets) existing and publicly disclosed and in force as of the date of this Agreement would not prohibit YNV and the Company from consummating the Investment.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

5.6       Non-solicitation undertakings

5.6.1       For the period from the date of this Agreement until the earlier of Closing and termination of this Agreement in accordance with its terms:

(i)         each of YNV and Sberbank shall not (and shall procure that none of its respective Representatives or Affiliates shall) directly or indirectly:

(a)      solicit, seek, initiate, encourage or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Competitive Proposal;

(b)      disclose or furnish to any person any non-public information relating to such Party or its Affiliates in connection with or in response to, or enter into, participate in, maintain or continue any discussions or negotiations regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Competitive Proposal; or

(c)      agree to accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse), or execute, enter into or become bound by any agreement, letter of intent, memorandum of understanding or other instrument, arrangement or understanding (whether binding or non-binding, written or oral) in connection with, any Competitive Proposal;

(ii)        in the event that any of YNV and Sberbank (or any of its respective Representatives or Affiliates) receives a Competitive Proposal, any notice that any person is considering making a Competitive Proposal, or any request for disclosure as referenced in Clause 5.6.1(i)(b), such Party shall:

(a)      until the earlier of the Closing and termination of this Agreement in accordance with its terms, not engage in, and immediately suspend, any discussions with such offeror or party with regard to such Competitive Proposal or requests;

(b)      promptly thereafter (and in any event not later than ** after receipt of such Competitive Proposal or request), notify the other Parties of such Competitive Proposal or request, which notice shall contain the identity of the person(s) making (including, if applicable, the ultimate beneficial owner(s) and controlling shareholder(s) of such person), or considering making, such Competitive Proposal or request, the pricing, terms, conditions and other material provisions of such Competitive Proposal or request, any material modifications thereto and such other information related thereto as any other Party may reasonably request; and

(c)      provide the other Parties with ** prior notice (or such lesser prior notice as is provided to the members of the board of such Party) of any meeting of the board of such Party, at which the board of such Party is reasonably expected to consider such Competitive Proposal or request.

5.6.2       Immediately after the date of this Agreement, each of YNV and Sberbank shall (and shall procure that its Representatives and Affiliates shall) immediately cease and cause to be terminated (and will not resume or otherwise continue until the earlier of the Closing and termination of this Agreement in accordance with its terms) any and all existing discussions and negotiations with any persons (other than with the other Parties or any

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

of their respective Affiliates) conducted prior to the date of this Agreement with respect to, or that could reasonably be expected to lead to, any Competitive Proposal.

5.6.3       YNV and Sberbank agree that irreparable damage will occur in the event that the provisions of this Clause 5.6 are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed by each of Sberbank and YNV that the other Party shall be entitled to an immediate injunction or injunctions or other applicable equitable remedies, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Clause 5.6 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which the other Party may be entitled at law or in equity. Without limiting the foregoing, it is understood that any breach of the restrictions set forth above by (i) YNV or any its Representative or Affiliate shall be deemed to be a material breach of this Agreement by YNV or (ii) Sberbank or any its Representative or Affiliate of Sberbank shall be deemed to be a material breach of this Agreement by Sberbank.

5.7       Other Pre-Closing Undertakings

5.7.1       YNV shall procure that, prior to Closing:

(i)         Yandex LLC and Yandex.Market enter into an agreement (on terms reasonably satisfactory to Sberbank (or the Sberbank Nominee, as applicable)) in respect of assignment from Yandex LLC to Yandex.Market for nominal consideration of all exclusive rights to (i) Russian industrial designs Nos. 101121 and 101883 and (ii) Russian trade mark “PRICE LABS” (No. 567226), and such agreement is filed for registration with Rospatent;

(ii)        Yandex LLC transfers all rights in respect of the Transfer Domain Names to Yandex.Market for nominal consideration (on terms reasonably satisfactory to Sberbank (or the Sberbank Nominee, as applicable)); and

(iii)       Yandex LLC files with Rospatent all documents necessary for registration of the transfer to Yandex.Market of all ownership rights in respect of the Transfer Software.

5.7.2       Prior to Closing, Sberbank shall:

(i)         request from each member of its board of directors information in relation to any interest (direct or indirect) of each such person in any business which competes with the Core Business (as defined in the Shareholders’ Agreement) as carried on by any Group Company as at the date of this Agreement; and

(ii)        provide to YNV all such information received from the persons referred to in Clause 5.7.2(i),

provided that, Sberbank shall not be required to verify any such information, nor shall it be liable for any inaccuracy or incompleteness thereof.

5.8       Option Agreements

5.8.1       The Parties agree that,  at or prior to Closing,  the Company shall enter into an option agreement with ** (each, a **),  which shall be on terms reasonably acceptable to Sberbank (or the Sberbank nominee) and pursuant to which **.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

5.8.2       The options under the ** shall (A) be fully vested on grant; (B) to the extent not previously exercised, lapse on the earlier of (i) the date which is ** and (ii) the date which is **; and (C) be exercisable, and have an exercise price per DR determined, as follows:

(i)         during the period from Closing until the date which is ** following Closing (the “First Exercise Period”),  be exercisable at any time during the First Exercise Period at a  price per DR calculated on the basis of ** (which exercise price shall be payable in full upon exercise of the relevant option); and

(ii)        (to the extent not exercised during the First Exercise Period)  **,  be exercisable at any time during such period at a  price per DR calculated on the basis of ** (which exercise price shall be payable in full upon exercise of the relevant option).

6         Closing

6.1       Date and Place

Subject to Clause 4, Closing shall take place at 10 am (CET) at Notary’s offices in Amsterdam, the Netherlands, on ** following notification of the fulfilment or waiver of all the conditions set out in Clause 4.1,  or at such other location, time or date as may be agreed between Sberbank (or the Sberbank Nominee, as applicable) and YNV.

6.2       Closing Events

On the Closing Date,  each of the Company, YNV and Sberbank (or the Sberbank Nominee, as appropriate) shall comply with their respective obligations specified in Schedule 5.

6.3       Payment on Closing

On Closing:

6.3.1       Sberbank shall (or shall procure that the Sberbank Nominee shall) pay the Consideration by wire transfer in immediately available funds to the Company’s Bank Account and provide to each of YNV, the Company and the Notary a copy of the SWIFT confirmation (or such other equivalent instrument agreed by YNV) from Sberbank or the bank of the Sberbank Nominee evidencing the payment of the full amount of the Consideration (as may be adjusted in accordance with this Agreement) to the Company’s Bank Account.

6.3.2       Immediately following delivery of the copy of the SWIFT confirmation referred to in Clause 6.3.1, each of YNV and the Company shall instruct the Notary to execute the Deed of Issuance.

6.4       Release by the Company

On Closing, the Company shall:

6.4.1       upon receipt by the Company of a copy of the SWIFT confirmation from Sberbank or the bank of the Sberbank Nominee evidencing the payment of the full amount of the Consideration as contemplated by Clause 6.3.1,  issue the fully-paid Subscription Shares to Sberbank (or the Sberbank Nominee, as appropriate) in accordance with the Deed of Issuance; and

6.4.2       upon receipt by the Company of the Consideration, give to Sberbank (or the Sberbank Nominee, as appropriate) full, general, irrevocable and irreversible release in relation to the obligation to pay the Consideration.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

6.5       Notifications to determine payments on Closing

** prior to Closing, YNV shall notify Sberbank  (or the Sberbank Nominee, as applicable) in writing of the amount of any known Leakage and Permitted Leakage (in each case, from the Locked Box Date to the date of such notification).

6.6       Breach of Closing Obligations

If a Party fails to comply with any material obligation in Clauses 6.2 to 6.5 (inclusive) and Schedule 5,  Sberbank (or the Sberbank Nominee, as applicable), in the case of non-compliance by YNV or the Company, or either YNV or the Company, in the case of non-compliance by Sberbank (or the Sberbank Nominee, as applicable), shall be entitled (without prejudice to the right to claim damages or other compensation), by written notice to the other Parties served on the date on which Closing was due to take place:

6.6.1       to terminate this Agreement (other than the Surviving Clauses) without liability on its part; or

6.6.2       to effect Closing so far as practicable, having regard to the defaults which have occurred; or

6.6.3       to fix a new date for Closing (being not more than ** after the agreed date for Closing), in which case the provisions of Schedule 5 shall apply to Closing as so deferred.

7         Leakage

7.1       Warranty and Undertaking

YNV:

7.1.1       warrants to Sberbank (or the Sberbank Nominee, as appropriate) that there has been no Leakage between the Locked Box Date and the date of this Agreement; and

7.1.2       undertakes to procure that there will be no Leakage between the date of this Agreement and the Closing Date,

provided that YNV shall not have any liability to Sberbank (or the Sberbank Nominee, as appropriate) under Clause 7.1 or 7.2 if Closing does not occur.

7.2       Post-Closing Adjustment for Leakage

Subject to Closing having occurred, in the event of any Leakage between the Locked Box Date and the Closing Date which has not been deducted from the Consideration under Clause 3.2:

7.2.1       YNV shall indemnify and hold harmless Sberbank (or the Sberbank Nominee, as appropriate) and the Company against any Leakage (whether occurring before or after the date of this Agreement) occurring before Closing, and hereby covenants to pay to the Company an amount in cash equal to the entirety of the amount of such Leakage.

7.2.2       Any amount payable to the Company in respect of the entire amount of any Leakage agreed between YNV and Sberbank (or the Sberbank Nominee, as appropriate) or determined pursuant to Clause 7.2.5 or 7.2.6 shall be settled by payment in cash from YNV to the Company within ** following such amount being agreed or determined in accordance with this Agreement.

7.2.3       Clauses 10 and 11 shall not apply to this Clause 7, save for Clauses  10.4.1,  10.6,  10.8, and 10.11 (inclusive) which shall apply to this Clause 7.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

7.2.4       The aggregate liability of YNV under Clause 7.2.1 shall not exceed the amount of the Leakage.

7.2.5       If YNV and Sberbank (or the Sberbank Nominee, as appropriate) agree that any matter, transaction or circumstances has resulted in Leakage, but do not agree the amount of such Leakage, either YNV or Sberbank (or the Sberbank Nominee, as appropriate) may, by written notice to the other Party, require the disputed matters to be referred to an Expert for determination as follows:

(i)         YNV and Sberbank (or the Sberbank Nominee, as applicable) shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree the terms of his appointment with the Expert. Neither Party shall unreasonably withhold its agreement to the terms of appointment proposed by the Expert or the other Party;

(ii)        if such Parties fail to agree on an Expert and the terms of his appointment within ten (10) Business Days of either Party serving details of a proposed Expert on the other, either Party shall be entitled to request the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the Expert;

(iii)       the Expert shall act as an expert and not as an arbitrator;

(iv)       the Expert shall make its determination as soon as is reasonably practicable;

(v)        each of the Parties shall respectively provide, or procure the provision to the Expert of, all such information as the Expert shall reasonably require in a timely manner;

(vi)       the Expert shall be required to make his determination in writing and to provide a copy to each of YNV and Sberbank (or the Sberbank Nominee, as applicable) as soon as reasonably practicable;

(vii)      the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties; and

(viii)      the costs of the Expert shall be borne by the Party whose estimate of the Leakage diverges from the amount of the Leakage determined by the Expert by a greater amount than that of the other Party.

7.2.6       If YNV and Sberbank (or the Sberbank Nominee, as appropriate) are not able to agree whether or not any matter constitutes Leakage, such matter may be referred for determination pursuant to Clause 13.13 in the same way as any other Dispute hereunder.

7.3       Notification of Leakage

Without prejudice to Clause 6.5,  YNV shall notify Sberbank (and the Sberbank Nominee, as applicable) as soon as practicable upon becoming aware that any Leakage has occurred or is likely to occur between the Locked Box Date and Closing.

7.4       Notice of Claim

YNV shall not be liable for any Claim under Clause 7.2 unless a notice of the Leakage is given by Sberbank (or the Sberbank Nominee, as appropriate) to YNV within twelve (12)  months following Closing. Such notice shall specify in reasonable detail the legal and factual basis of the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Claim and evidence on which Sberbank (or the Sberbank Nominee, as appropriate) relies, and shall set out its estimate of the amount of Leakage which is the subject of the Claim.

8         Warranties

8.1       YNV’s Warranties

8.1.1       Subject to Clauses  8.2 and 10, YNV warrants to Sberbank or any Sberbank Nominee (as applicable) that the statements set out in Schedule 7 are true and accurate as of the date of this Agreement  (unless the relevant statements are expressly given as of a different date and save for the statements set out in paragraph 2.4).

8.1.2       Subject to Clauses  8.2 and 10, YNV warrants to Sberbank or any Sberbank Nominee (as applicable) that the statements set out in Schedule 7 will be true and accurate at Closing (save for the statements set out in paragraphs 1.1.1, 1.1.3, 1.1.5, 1.1.13(i), and 2.3)  as if they had been repeated at Closing and on the basis that any express or implied reference in any such statement to the date of this Agreement shall be considered a reference to the Closing Date.

8.1.3       Subject to the provisions of Clause 13.2.3, YNV acknowledges and agrees that Sberbank has entered into this Agreement in reliance upon the YNV’s Warranties.

8.1.4       Each of YNV’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 7 or by anything in this Agreement.

8.1.5       **

8.1.6       Any YNV’s Warranty qualified by the expression “so far as YNV is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to:

(i)         the actual knowledge of **; and/or

(ii)        the knowledge of any of the following persons: ** each of whom shall be deemed to have knowledge of such matters as they would have discovered, had they made due and reasonable enquiries.

8.2       YNV’s Disclosures

YNV shall not be liable in respect of any Claim under a YNV’s Warranty to the extent that the facts and circumstances giving rise to such Claim are Disclosed.

8.3       Notification

8.3.1       If, after the signing of this Agreement:

(i)       YNV becomes aware that any of YNV’s Warranties was untrue or inaccurate as of the signing of this Agreement; or

(ii)      any event occurs or matter arises of which YNV becomes aware which would cause any YNV’s Warranty (if YNV’s Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate at Closing,

YNV shall notify Sberbank (or the Sberbank Nominee, as applicable) in writing as soon as practicable and in any event prior to Closing setting out full details of the relevant matter.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

8.3.2       Any notification pursuant to Clause 8.3.1 shall not operate as a Disclosure or a Permitted Supplementary Disclosure pursuant to Clause 8.2 and YNV’s Warranties shall not be subject to such notification.

8.4       Supplementary Disclosure

8.4.1       YNV may deliver to Sberbank (or the Sberbank Nominee, as applicable),  at any time between the date of this Agreement and the day falling not less than five Business Days prior to the Closing Date, one further disclosure letter together with the Disclosure Bundle (the “Supplementary Disclosure Letter”), substantially in the same form as the Initial Disclosure Letter,  disclosing any facts, matters or circumstances that would otherwise render any of YNV’s Warranties untrue or inaccurate as at the Closing Date which facts, matters or circumstances (the “Permitted Supplementary Disclosure”):

(i)        have occurred only after the date of this Agreement; and

(ii)       could not reasonably have been avoided or prevented by YNV, any Group Company or by their respective directors, officers or employees.

8.4.2       Sberbank’s right (or any Sberbank Nominee’s right) to claim for breach of any YNV’s Warranty shall not be prejudiced by:

(i)        any fact, matter or circumstance contained or referred to in the Supplementary Disclosure Letter to the extent that such fact, matter or circumstance does not constitute a Permitted Supplementary Disclosure; and/or

(ii)       any fact, matter or circumstance contained or referred to in any purported disclosure letter submitted after the applicable deadline provided for in Clause 8.4.1.

8.5       YNV’s Waiver of Rights against the Group

Save in the case of fraud, YNV undertakes to Sberbank (or the Sberbank Nominee, as appropriate) and to the Group Companies and their respective directors, officers and employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or employees in connection with assisting YNV in the giving of any YNV’s Warranty or the preparation of the Initial Disclosure Letter and the Supplementary Disclosure Letter.

8.6       No Liability for Projections or Forecasts

Neither YNV nor any of its Representatives or Affiliates, nor any other person acting on their behalf, makes any express or implied, statutory or otherwise, representation, warranty or undertaking with respect to any projections, estimates or budgets provided to Sberbank or its Representatives or Affiliates (howsoever and whensoever provided) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of YNV and any of its Affiliates (including the Group Companies) or the future business and operations of YNV and its Affiliates (including the Group Companies).

8.7       Effect of Closing

YNV’s Warranties, warranties of Sberbank set out in Schedule 11 and all other provisions of this Agreement, to the extent that they have not been performed by Closing, shall not be extinguished or affected by Closing or by any other event or matter (including any satisfaction and/or waiver

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

of any condition contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the relevant Party.

8.8       Sberbank’s Warranties

Sberbank warrants to each of YNV and the Company that the statements set out in Schedule 11 are true and accurate as of the date of this Agreement and will be true and accurate at Closing as if they had been repeated at Closing and on the basis that any express or implied reference in any such statement to the date of this Agreement shall be considered a reference to the Closing Date.

9         Indemnities

9.1       Indemnities

YNV undertakes to pay Sberbank or any Sberbank Nominee (as applicable) an amount equal to ** of any Losses suffered by any Group Company arising from or in connection with: **

9.2       No Liability Without Closing9.2.1

YNV shall have no liability for any Indemnity Claims if the Closing has not occurred (for whatever reason).

10       Limitation of Liability

10.1     Time Limitation for Claims

YNV shall not be liable for any Claim unless Sberbank or the Sberbank Nominee has:

10.1.1     given written notice to YNV of such potential Claim specifying the matters set out in Clause 11.1, by no later than the date specified below:

(i)        in respect of any Claim under any Title or Capacity Warranty,  ** following the Closing Date;

(ii)        in respect of any Tax Claim, the last date of the period which is ** after the Closing Date provided that if upon expiry of such period a tax audit of any Group Company in respect of a period prior to Closing has been notified or is ongoing then such time period shall be extended until the date which is ninety (90) days following the date on which the final binding decision (which has entered into legal force) is issued by the relevant Tax Authority in relation to a tax audit of any Group Company for a period prior to Closing.

(iii)      in respect of any Indemnity Claim or any Claim under any Material Warranty,  ** following the Closing Date;

(iv)      in respect of any other Claim, ** following the Closing Date; and

10.1.2     unless otherwise agreed in writing by YNV or unless the relevant Claim has previously been settled between YNV and Sberbank or the Sberbank Nominee (as the case may be), commenced and served proceedings in respect of such Claim within six (6) months of the date of notification of such Claim in accordance with Clause 10.1.1.  Where a Claim is made in respect of a matter where the loss to Sberbank or the Sberbank Nominee (as the case may be) or to a Group Company is uncertain, or such Claim is unascertainable or otherwise contingent on another event, such legal action need not

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

be brought until six (6) months after the first of the loss becoming ascertained or ascertainable or ceasing to be contingent.

10.2     Minimum Claims

10.2.1     YNV shall not be liable for any individual YNV Warranty Claim (or a series of such YNV Warranty Claims arising from substantially identical facts or circumstances) where the liability for any such YNV Warranty Claim or series of such YNV Warranty Claims does not exceed **.

10.2.2     Where the liability agreed or determined in respect of any such Claim referred to in Clause 10.2.1 or series of such Claims exceeds **,  YNV shall, subject to Clause 10.3, be liable for the amount of such Claim or series of such Claims and not just the excess.

10.2.3     YNV shall not be liable for any individual Claim under any YNV’s Warranty set out in paragraph 14 of Schedule 7 (or a series of such Claims arising from substantially identical facts or circumstances) where the liability for any such Claim or series of such Claims does not exceed **.

10.2.4     Where the liability agreed or determined in respect of any such Claim referred to in Clause 10.2.3 or series of such Claims exceeds **, YNV shall, subject to Clause 10.3, be liable for the amount of such Claim or series of such Claims and not just the excess.

10.2.5     YNV shall not be liable for any individual Claim under any Material Warranty or a series of such Claims arising from substantially identical facts or circumstances, where the liability for any such Claim or series of such Claims does not exceed **.

10.2.6     Where the liability agreed or determined in respect of any such Claim under any Material Warranty (or a series of such Claims arising from substantially identical facts or circumstances)  exceeds **, YNV shall be liable for the amount of such Claim or series of Claims and not just the excess.

10.3     Aggregate Minimum Claims

10.3.1     YNV shall not be liable for any YNV Warranty Claim or any Claim under any Material Warranty unless the aggregate amount of all such Claims for which YNV would otherwise be liable exceeds **.

10.3.2     Where the liability agreed or determined in respect of all Claims referred to in Clause 10.3.1 exceeds **,  YNV shall be liable for the aggregate amount of all Claims and not just the excess.

10.3.3     YNV shall not be liable for any Claim under any YNV’s Warranty set out in paragraph 14 of Schedule 7 unless the aggregate amount of all such Claims for which YNV would otherwise be liable exceeds **.

10.3.4     Where the liability agreed or determined in respect of all Claims referred to in Clause 10.3.3 exceeds **, YNV shall be liable for the aggregate amount of all Claims and not just the excess.

10.4     Maximum Liability

The aggregate liability of YNV for:

10.4.1     all Claims under Title or Capacity Warranties, Material Warranties, all Indemnity Claims, all Claims under Clause 7, all Claims under Clause 11.2.1(iv) and all Tax Claims shall not exceed **; and

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

10.4.2     all other Claims shall not exceed **.

10.5     Matters Arising Subsequent to This Agreement

YNV shall not be liable for any Claim (other than any Claim under the Tax Indemnity) to the extent that the Claim has arisen as a result of:

10.5.1    Agreed Matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or other Transaction Documents or otherwise at the request in writing or with the approval in writing of Sberbank;

10.5.2    Acts of Sberbank

any act, omission,  transaction or arrangement of Sberbank or any member of Sberbank’s Group both before and after Closing done, committed or effected:

(i)         in circumstances where it was or should have been reasonably foreseeable to Sberbank that such act, omission, transaction, or arrangement might give rise to, or increase the extent of, the Claim; and

(ii)        otherwise than in order to comply with Applicable Law or pursuant to a legally binding commitment to which the Group or any member of Sberbank’s Group is subject on or before Closing;

10.5.3    Changes in Legislation, Regulation or Practice

the passing or coming into force of, or any change in, any law, rule or regulation,  or in its interpretation or administration, by any government, governmental department, agency or regulatory body (whether or not having the force of law) after Closing (whether or not that change has retrospective effect), including any increase in the rate of Taxation or any imposition of new Taxation;

10.5.4    Accounting Policies

any change in accounting or Tax policy, bases or practice or length of any accounting period of Sberbank or Sberbank’s Group or a Group Company introduced or having effect after the date of this Agreement.

10.6     No Double Recovery and no Double Counting

No Party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Loss (including in relation to Leakage) suffered or amount for which the Party is otherwise entitled to claim (or part of such Loss or amount), and no amount (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

10.7     Third Parties

10.7.1     If, before YNV pays an amount in discharge of any Claim, Sberbank (or the Sberbank Nominee, as appropriate) or any Group Company recovers from a third party a sum which indemnifies or compensates Sberbank (or the Sberbank Nominee, as appropriate) or the Group Company for the loss or liability which is the subject matter of the Claim, any actual recovery (less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery) shall reduce or satisfy, as the case may be, such Claim.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

10.7.2     If YNV has paid an amount in discharge of any Claim and subsequently Sberbank (or the Sberbank Nominee, as appropriate) or any Group Company recovers from a third party a sum which indemnifies or compensates Sberbank (or the Sberbank Nominee, as appropriate) or any Group Company for the loss or liability which is the subject matter of the Claim,  Sberbank (or the Sberbank Nominee, as appropriate) shall, or shall use reasonable endeavours to procure that the relevant Group Company shall, pay to YNV as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery or, if less, (ii) the amount previously paid by YNV to Sberbank (or the Sberbank Nominee, as appropriate) or the Group Company less any Taxation attributable to it.

10.8     Matters capable of remedy

If a fact or circumstance that gives rise to a Claim is capable of remedy by YNV, YNV will not be liable in respect of that Claim to the extent that it remedies the relevant breach, without Loss to Sberbank (or the Sberbank Nominee, as appropriate) or any Group Company, within ** following notification of the fact or circumstance by Sberbank (or the Sberbank Nominee, as appropriate) to YNV under Clause 10.1.1 or Clause 7.4.

10.9     Provisions, overprovisions and other benefits, etc.

YNV will not be liable in respect of a Claim (save for any Claim under Clause 7, Clause 9.1 or Schedule 9), to the extent that:

10.9.1     a specific and proper provision, reserve or reduction of asset value was included in the Locked Box Accounts or in the Accounts in respect of the matter giving rise to that Claim; and

10.9.2     the Management Accounts Assumptions have been fully satisfied.

10.10   Mitigation of Losses

Nothing in this Agreement impairs any Party’s common law or otherwise arising duty of mitigation.

10.11   Fraud

None of the limitations contained in this Clause 10 shall apply to any Claim to the extent it arises or is increased as a result of fraud (or fraudulent misrepresentation) by YNV, any Group Company or any of their respective directors, officers or employees.

10.12   Indirect or Consequential Loss; Punitive Damages

YNV shall not have any liability in respect of any Claim for any indirect or consequential loss or punitive or exemplary damages (whether direct or indirect).

10.13   Actual Knowledge of Sberbank

YNV shall not be liable for any Claim under any YNV’s Warranty to the extent that the facts, matters or circumstances giving rise to the breach of any YNV’s Warranty were within the actual knowledge of any member of the Sberbank Deal Team as at the date of this Agreement, each of whom shall be deemed to have knowledge of such facts, matters or circumstances which are specifically described in the Linklaters’ Report and KPMG’s Report. For the purposes of this Clause 10.13,  (i) the Sberbank Deal Team shall include the following persons **; (ii) “Linklaters’ Report” means the legal due diligence report prepared by Linklaters CIS for Sberbank in connection with the proposed Investment; and (iii) “KPMG’s Report” means the financial, tax

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

and IT due diligence report prepared by AO KPMG for Sberbank in connection with the proposed Investment.

11       Claims

11.1     Notification of Claims

Subject to the time limits specified in Clause 10.1, notice of any Claim shall be given by Sberbank or the Sberbank Nominee (as applicable) to YNV as soon as reasonably practicable after Sberbank or the Sberbank Nominee (as applicable) becomes aware of such matter and shall specify in reasonable detail the legal and factual basis of the Claim and setting out Sberbank’s estimate (or Sberbank Nominee’s estimate, as appropriate) of the amount of any alleged losses which is, or is to be, the subject of the Claim (including any such losses which are contingent on the occurrence of any future event), in each case, to the extent such information is available or known to Sberbank as at the date of such notice.  The failure by Sberbank to give such notice shall have no effect on the right of Sberbank to make the relevant Claim under this Agreement except that the failure shall be taken into account in determining the liability of YNV for such Claim under this Agreement to the extent YNV proves that it was prejudiced by such failure.

11.2     Conduct of Third Party Claims

11.2.1     Subject to Clause 11.2.2, if the matter or circumstance that would reasonably be expected to result in a  Claim (save for any Tax Claim)  is a result of or in connection with a claim by or liability to a third party (a  “Third Party Claim”) then:

(i)        the Company shall as soon as reasonably practicable give written notice to YNV and Sberbank stating reasonable details (to the extent known to the Company at the relevant time) of the nature of the Third Party Claim, the identity of the third-party claimant (to the extent known to the Company at the relevant time), copies of any formal demand or complaint, the circumstances giving rise to it, the specific nature of the breach to which such Third Party Claim is related, and (if practicable) a bona fide estimate of any alleged loss;

(ii)      Sberbank or the Sberbank Nominee (as applicable) shall allow YNV and its Representatives, at YNV’s cost and expense, to investigate the Third Party Claim (including whether and to what extent any amount is or may be payable in respect thereof);

(iii)      the Company and Sberbank or the Sberbank Nominee (as applicable) shall make available to YNV and its Representatives all such information they may reasonably require, subject to YNV giving customary undertakings as to confidentiality as the Company, Sberbank or the Sberbank Nominee (as applicable) may reasonably require;

(iv)     Sberbank or the Sberbank Nominee (as applicable) shall take such action as YNV may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any such Third Party Claim subject to being indemnified in full by YNV against any costs, expenses or losses incurred in so doing (subject to the limitations on the liability of YNV set forth in Clause 10.4); and

(v)      neither Sberbank nor the Sberbank Nominee shall make any admission of or settle or compromise any liability which Sberbank or the Sberbank Nominee (as applicable) may have in relation to the Third Party Claim without the prior written consent of YNV, which shall be deemed to have been provided if (x) YNV has not

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

responded to Sberbank or the Sberbank Nominee (as applicable) within ** following its written request or (y) failed to provide its consent without granting indemnification (in form and substance reasonably acceptable to Sberbank) against any costs, expenses or losses which Sberbank or the Sberbank Nominee (as applicable) (each acting reasonably) may suffer as a result of not being able to make any such admission of or settle or compromise any such liability.

11.2.2    If the matter or circumstance that may give rise to a Claim is a result of or in connection with a claim by or liability to a Governmental Authority (which is not the FAS or any Tax Authority) then Sberbank or the Sberbank Nominee (as applicable) shall be entitled, in its absolute discretion, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or other claims against such Governmental Authority)  subject to indemnifying YNV in full against any costs, expenses or losses incurred (acting reasonably) as a result of Sberbank or the Sberbank Nominee (as applicable) assuming conduct of such claim and shall, so far as practicable, consult with YNV before taking any such action.

11.2.3    Notwithstanding Clauses 11.2.1 to 11.2.2, neither Sberbank (or the Sberbank Nominee, as appropriate) nor any member of the Sberbank’s Group shall be required to take any action or refrain from taking any action, if Sberbank (or the Sberbank Nominee, as appropriate) or a member of the Sberbank’s Group concerned, reasonably considers such action or omission may be unduly onerous or materially prejudicial to it or to its business.

12       Confidentiality

12.1     Announcements

No announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Group Company, any member of the YNV Group or any member of Sberbank’s Group without the prior written consent of YNV and Sberbank. This shall not affect any announcement, communication, or circular required by Applicable Law or the rules of any stock exchange on which the shares of the relevant Party or its holding company are listed, but the Party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other Parties (or shall procure that its holding company consults with the other Parties) insofar as is reasonably practicable before complying with such an obligation.

12.2     Confidentiality

12.2.1     The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

12.2.2     Subject to Clauses 12.1 and 12.2.3, each of the Company, YNV and Sberbank shall (and Sberbank shall procure that the Sberbank Nominee shall) treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any other Transaction Document) which relates to:

(i)         the existence and the provisions of any Transaction Document;

(ii)        the negotiations relating to any Transaction Document;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(iii)       (in the case of YNV) any information relating to the Group Companies and any other information relating to the business, financial or other affairs (including future plans and targets) of Sberbank’s Group; or

(iv)       (in the case of Sberbank and any Sberbank Nominee)  any information relating to the Group Companies and any information relating to the business, financial or other affairs (including future plans and targets) of the YNV Group.

12.2.3   Clause 12.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)         the disclosure or use is required by Applicable Law or any stock exchange on which the shares of a Party or its holding company are listed;

(ii)        the disclosure or use is required to vest the full benefit of this Agreement in YNV, Sberbank or any Sberbank Nominee;

(iii)       the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of any Transaction Document;

(iv)       the disclosure is required by Applicable Law to be made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(v)        the disclosure is made to professional advisers  or actual or bona fide potential financiers of any Party on a need to know basis,  provided that the disclosing Party shall ensure that such recipients maintain the confidential treatment of such information in the same manner as required of the disclosing Party under this Agreement;

(vi)       the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(vii)      the other Parties have given prior written approval to the disclosure or use; or

(viii)     the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to Clause 12.2.3(i),  (ii),  (iii) or (iv), the Party concerned shall, where not prohibited by Applicable Law,  promptly notify the other Parties of such requirement and consult with the other Parties insofar as is reasonably practicable.

13       Other Provisions

13.1     Further Assurances

Each of YNV, the Company and Sberbank shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as any of the Parties may reasonably require to issue and transfer the Subscription Shares to Sberbank (or to any Sberbank Nominee, as appropriate) and to give the other Parties the full benefit of this Agreement.

13.2     Whole Agreement

13.2.1     The Transaction Documents contain the whole agreement between the Company, YNV and Sberbank relating to the Investment,  to the exclusion of any terms implied by law which may be excluded by contract, and supersede any previous written or oral agreement between any of the Company, YNV and Sberbank in relation to the Investment.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

13.2.2     Each of the Parties acknowledges that it is not entering into this Agreement or any of the Transaction Documents under any compulsion, threat or duress, and that it has received independent legal advice regarding the provisions of the Transaction Documents from a legal advisor of its choice.

13.2.3     Each Party (i) acknowledges and agrees that it shall have no right to rescind this Agreement or any other Transaction Document (whether before or after Closing) in any circumstances whatsoever; (ii) acknowledges and agrees that, in entering into this Agreement and the other Transaction Documents, it is not relying on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether of fact or of law and whether made innocently or negligently) of any person, including such statements, representations or warranties made by or on behalf of such person before the execution of this Agreement, including during the course of negotiating this Agreement and other Transaction Documents, other than as expressly set out in this Agreement or any other Transaction Document; (iii) hereby irrevocably and unconditionally waives any right it may have against the other Party(ies) for any misrepresentation in relation to the subject matter of this Agreement or any other Transaction Documents; and (iv) agrees that no damages sounding in tort can be claimed by such Party against the other Party(ies) in connection with this Agreement.

13.2.4     Nothing in this Clause 13.2 excludes or limits any liability for fraud.

13.3     Assignment

13.3.1    This Agreement is personal to the Parties and,  except as permitted by Clause 13.3.2,  no Party may without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

13.3.2    Sberbank (or the Sberbank Nominee, as appropriate) may, without the consent of the other Parties, assign to another member of the Sberbank’s Group the benefit of the whole or any part of this Agreement, provided that:

(i)         Sberbank (or the Sberbank Nominee, as appropriate) simultaneously transfers all or part of its Shares to such assignee (in accordance with the Shareholders’ Agreement); and

(ii)        if such assignee ceases to be a member of the Sberbank’s Group, it shall, before ceasing to be a member of the Sberbank’s Group,  assign the benefit, so far as assigned to it, back to Sberbank (or the Sberbank Nominee, as appropriate) or to another Affiliate, as the case may be.

13.3.3    Any member of the Sberbank’s Group pursuant to this Clause 13.3 shall not be entitled to receive under this Agreement any greater amount than that to which the assigning Party would have been entitled.

13.4     Third Party Rights

13.4.1     A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in this Clause 13.4.

13.4.2     An assignee pursuant to Clause 13.3 may enforce and rely on this Agreement as if it were a Party.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

13.4.3     YNV’s obligations under this Agreement are entered into for the benefit of, and may be enforced by, any Sberbank Nominee (if any).

13.5     Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

13.6     Method of Payment, Set-Off and Gross-up

13.6.1     Subject to Clause 3.2, any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by Applicable Law or as otherwise agreed between Sberbank and YNV).

13.6.2     If any deduction or withholding is required by Applicable Law to be made from any payment in respect of a claim under this Agreement, in either case other than payment of the Consideration (as adjusted), the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received by the recipient (after taking into account all deductions or withholdings) is equal to the amount that it would have received had the payment not been subject to any such deductions or withholdings. The recipient or expected recipient of an amount paid under this Agreement (or any affiliate of or person with an interest in such recipient) shall take such measures as are reasonable to claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to this Clause 13.6.2 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

13.6.3     If the recipient of a payment made under this Agreement (or any Affiliate of or person with an interest in such recipient) receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation, then it shall reimburse to the payer such part of such additional amounts paid to it pursuant to Clause 13.6.2 as the recipient of the payment certifies to the payer will leave it (after such reimbursement) in no better and no worse position than it would have been if the payer had not been required to make such deduction or withholding.

13.6.4     Where any payment is made or to be made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (or any reimbursement made pursuant to Clause 13.6.3) then the sum payable shall be adjusted to such sum as will ensure that

(i)        after payment of any Taxation charged on such sum in the hands of the recipient (including any Taxation which would have been charged in the absence of any Reliefs); and

(ii)       after giving credit for any Reliefs that is or will be available to the recipient in respect of the matter giving rise to the payment,

the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation or relief.

13.6.5     Clause 13.6.4 shall not apply to the extent that the amount of the indemnity, compensation or reimbursement payment has already been adjusted to take account of

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

the Taxation that will or would be charged on receipt or relief that is or will be available in respect of the matter giving rise to the payment.

13.6.6     Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Company, YNV, Sberbank or the Sberbank Nominee (as the case may be) on behalf of the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected) on or before the due date for payment.

13.6.7     Payment of a sum in accordance with this Clause 13.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

13.7     Costs

Each of Sberbank and YNV shall pay its own costs and expenses incurred by it in connection with the preparation, negotiation and entry into any of the Transaction Documents and the issuance of, and the subscription for, the Subscription Shares, provided that the Company shall bear fees and disbursements of the YNV’s legal counsel incurred in connection with the preparation, negotiation and entry into any Transaction Document and the issuance of the Subscription Shares up to the total amount of ** (the “Agreed Costs”).

13.8     Notary

The Parties are aware that the Notary holds office at YNV’s Dutch counsel. The Parties hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) and explicitly agree and acknowledge that:

13.8.1     YNV’s Dutch counsel may advise and act on behalf of YNV with respect to this Agreement and the Deed of Issuance, and any agreements or any disputes related to or resulting from this Agreement and/or the Deed of Issuance; and

13.8.2     the Notary shall execute the Deed of Issuance pursuant to which the Subscription Shares will be issued and that the Notary shall act as civil law notary on behalf of YNV  (partijnotaris).

13.9     VAT

13.9.1     Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party or Parties in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other Party (or Parties) or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT as may be practicable.

13.9.2     If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

13.10   Notices

13.10.1   Subject to Clauses  5.1.4 and 13.10.8, any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)        in writing;

(ii)       delivered by hand, e-mail, recorded or special delivery or courier using an internationally recognised courier company.

13.10.2    A Notice to YNV shall be sent at the following address, or to such other person or address as YNV may notify to the other Parties from time to time:

Yandex N.V.

Schiphol Boulevard 165
Schiphol 1118 BG
Netherlands

Attention: **
Email: **

with a copy (which shall not constitute Notice) to:

**

Yandex LLC
16 Lva Tolstogo Street
Moscow 119021
Russia
Email: **

**

Morgan, Lewis & Bockius UK LLP
Condor House, 5-10 St. Paul's Churchyard
London EC4M 8AL United Kingdom
Email: **

13.10.3   A Notice to Sberbank shall be sent at the following address, or to such other person or address as Sberbank may notify to the other Parties from time to time:

PJSC Sberbank of Russia

19 Vavilova Street,
Moscow 117997
Russia

Attention:

**

**

**

**

with a copy (which shall not constitute Notice) to:

**

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Linklaters CIS
Paveletskaya sq.2 bld. 2
Moscow 115054

Russia

Email: **

13.10.4   A Notice to the Company shall be sent at the following address, or to such other person or address as the Company may notify to the Parties from time to time:

Yandex.Market B.V.

Schiphol Boulevard 165
Schiphol 1118 BG
Netherlands

Attention: **
Email: **

with a copy (which shall not constitute Notice) to:

**

Morgan, Lewis & Bockius UK LLP
Condor House, 5-10 St. Paul's Churchyard
London EC4M 8AL United Kingdom
Email: **

13.10.5   Subject to Clause 13.10.6, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)        at the time recorded by the delivery company, in the case of recorded or special delivery;

(ii)       at the time of delivery, if delivered by hand or courier; or

(iii)      at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

13.10.6   A Notice that is deemed by Clause 13.10.5 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

13.10.7   For the purposes of this Clause 13.10, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the Party to whom the Notice is sent has its postal address for the purpose of this Agreement.

13.10.8   E-mail is not permitted for any Notice which terminates, gives notice to terminate or purports to terminate this Agreement.

13.11   Invalidity

13.11.1   If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

13.11.2   To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.11.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 13.11.1, not be affected.

13.12   Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. YNV, the Company and Sberbank (or the Sberbank Nominee, as appropriate) may enter into this Agreement by executing any such counterpart.

13.13   Arbitration

13.13.1   The Parties agree that, in respect of any claim, dispute or difference or controversy of whatever nature arising out of, relating to, or in connection with this Agreement (including a claim, dispute, difference or controversy regarding its existence, termination, validity, interpretation, performance, breach, the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (each, a “Dispute”), they shall notify in writing the other Parties and attempt in good faith to resolve such Dispute. If no such resolution can be reached during the 30-day period following the date of such written notice, then such Dispute shall be referred upon the application of any Party to, and finally settled by, arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force at the date of this Agreement, which Rules, as amended by this Clause 13.13, are deemed to be incorporated into this Clause 13.13,  and capitalised terms used in this Clause 13.13 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

13.13.2   The number of arbitrators shall be three, one of whom shall be nominated by the Claimant(s) between them, one by the Respondent(s) between them, and the third of whom, who shall act as presiding arbitrator of the tribunal, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within ** of the nomination of the second party nominated arbitrator, such third arbitrator shall be appointed by the LCIA.

13.13.3   The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

13.13.4   No Party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents or classes of documents which are relevant to the Dispute.

13.13.5   Each Party agrees that the arbitration agreement set out in this Clause 13.13 and the arbitration agreement contained in each other Transaction Document (other than the Ancillary Agreements and all documents entered into pursuant to the Ancillary Agreements)  shall together be deemed to be a single arbitration agreement.

13.13.6   Each Party consents to being joined to any arbitration commenced under any Transaction Document on the application of any other Party if the Arbitral Tribunal so allows, and subject to and in accordance with the Rules. Before the constitution of the Arbitral Tribunal, any party to an arbitration commenced pursuant to this Clause 13.13 may effect joinder by serving notice on any party to any Transaction Document whom it seeks to join to the arbitration proceedings, provided that such notice is also sent to all

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

other parties to the Dispute and the LCIA Court within ** of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) to the arbitration proceedings and participate in the arbitrator appointment process in Clause 13.13.2.

13.13.7   An Arbitral Tribunal constituted under this Agreement may consolidate an arbitration hereunder with an arbitration under any other Transaction Document if the arbitration proceedings raise common questions of law or fact, and subject to and in accordance with the Rules. For the avoidance of doubt, this Clause 13.13.7 is an agreement in writing by all parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the Rules. If an Arbitral Tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this Clause 13.13.7, the Arbitral Tribunal which shall have the power to order consolidation shall be the Arbitral Tribunal appointed in the arbitration with the earlier Commencement Date under Article 1.4 of the Rules (i.e. the first-filed arbitration). Notice of the consolidation order must be given to any arbitrators already appointed in relation to any of the arbitration(s) which are to be consolidated under the consolidation order, all parties to those arbitration(s) and the LCIA Registrar. Any appointment of an arbitrator in the other arbitrations before the date of the consolidation order will terminate immediately and the arbitrator will be deemed to be discharged. This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator’s appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision. If this clause operates to exclude a Party’s right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.

13.13.8   To the extent permitted by Applicable Law, each Party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated by Clauses 13.13.6 to 13.13.7, to the validity and/or enforcement of any arbitral award.

13.13.9   Each Party agrees that any arbitration under this Clause 13.13 shall be confidential to the Parties and the arbitrators, and that each Party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by a regulatory authority, or required of it by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

13.13.10 The law of this arbitration agreement, including its validity and scope, shall be English law.

13.13.11 This agreement to arbitrate shall be binding upon the Parties, their successors and permitted assigns.

13.14   Governing Law and Submission to Jurisdiction

13.14.1   This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

13.14.2   The Parties acknowledge that the Deed of Issuance shall be governed by the laws of the Netherlands and that in the event of a dispute between the Parties arising out of or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

in connection with the Deed of Issuance, or where the Notary is a party to a dispute under this Agreement, any such disputes, or portions thereof involving the Notary, shall in the first instance be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

13.14.3   Each of YNV, the Company and Sberbank irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clause 13.13, including if necessary the grant of interlocutory relief pending the outcome of that process.

13.15   Language

This Agreement is in the English language, with the exception of certain Schedules, or parts of certain Schedules, which are in the Russian language. If any of the Schedules in the Russian language is translated into English after the date of this Agreement and there is inconsistency between the Russian language version of the Schedule and its English language translation, the Russian language version of the Schedule shall prevail.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

In witness whereof this Agreement has been duly executed on the date set out on the first page hereof.

EXECUTED by _____________ on behalf of Yandex N.V.:

EXECUTED by ______________ on behalf of Yandex.Market B.V.:

EXECUTED by _______________ on behalf of Sberbank: